RELEASE	EXHIBIT 99.1

May 2023
DZS Releases First Quarter 2023 Financial Results
DALLAS, Texas, USA, May 8, 2023 – DZS (Nasdaq: DZSI), a global leader of access, optical and cloud-controlled software defined solutions, today announced financial results for its first quarter ended March 31, 2023.
This press release replaces the press release previously issued by the Company today due to a third party administrative posting error.
“Q1 revenue of $91 million resulted in an 18% increase year-over-year and 23% increase on a constant currency basis. While near-term macroeconomic conditions, slower than expected government disbursements, and timing with certain deployment schedules are impacting maximum growth potential, DZS continues to make encouraging progress in positioning the company to benefit from what will be a long-term secular growth trend,” said Charlie Vogt, President and CEO of DZS. “While we remain relentlessly focused on our customers and prospective customers, balancing our near-term investments to deliver revenue growth, gross margin expansion and sustainable earnings is our number one priority.”
CFO Misty Kawecki added, “Q1 revenue was within the guidance range of $90-100 million. We continue to pull forward lower margin product shipments which comprise of higher component cost absorbed during the pandemic. Of our remaining RPOs of $304 million and forecasted in-year revenue conversion, we anticipate that Q1 represents the low end of our gross margin outlook. Furthermore, our accelerated cost saving will translate into improved profitability during the second half of the year.”

Q1 2023 Financial Highlights
•Orders of $80 million compared to $101 million in Q1 2022
•Revenue of $91 million increased 18% compared to $77 million in Q1, 2022 and 23% on a constant currency basis
•Book-to-Bill ratio of 0.9
•$304 million of RPOs inclusive of backlog and deferred Software & Service Q1 compared with $252 million at the end of Q1 2022
•GAAP gross margin of 32.8% compared to 34.8% in Q1 2022
•Adjusted gross margin1 of 33.3% compared to 35.2% in Q1 2022
•GAAP operating expenses of $45 million compared to $30 million in Q1 2022
•Adjusted operating expenses1 of $34 million compared to $27 million in Q1 2022
•Adjusted EBITDA1 loss of $(4) million compared to $(0) million in Q1 2022
•Net income (loss): $(17) million GAAP; $(2) million adjusted1
•Diluted Net income (loss) per share of $(0.55) on a GAAP basis compared to $(0.11) in Q1 2022

•Adjusted EPS1 was a loss of $(0.06) compared to $(0.01) in Q1 2022

	Revenue by Product Technology ($ in millions)
	Q1 2023	% of Revenue	Q1 2022	Q4 2022	Change
					Y/Y	Q/Q
Access Networking Infrastructure	$79.5	87.5%	$72.4	$87.8	10%	-9%
Cloud Software & Services	$11.3	12.5%	$4.6	$12.4	148%	-9%
Total	$90.8	100%	$77.0	$100.2	18%	-9%

	Revenue Mix by Geographic Region ($ in millions)
	Q1 2023	% of Revenue	Q1 2022	Q4 2022	Change
					Y/Y	Q/Q
Americas	$24.8	27%	$22.9	$28.4	8%	-13%
EMEA	$19.2	21%	$18.8	$21.0	2%	-8%
Asia	$46.8	52%	$35.3	$50.8	33%	-8%
Total	$90.8	100%	$77.0	$100.2	18%	-9%
Outlook
DZS outlook for the second quarter of 2023 ending June 30, 2023 and for the full-year 2023 is as follows and assumes foreign exchange rates as of the end of March 2023:
Q2 2023
•Net revenue in the range of $90 – 95 million
•Adjusted gross margin1 of 33% - 35%
•Adjusted operating expenses1 of $29 – 31 million
•Adjusted EBITDA1 of $(1) – 4 million
2023
•Net revenue of approximately $400 million
•Adjusted gross margin1 of 35% - 37%
•Adjusted operating expenses1 of $115 – 120 million
•Adjusted EBITDA1 of $22 – 27 million
(1)Item represents a non-GAAP financial measure; see discussion below, as well as a reconciliation to the comparable GAAP measure in the financial tables in this earnings press release.
Conference Call Details:
Date: Monday, May 8, 2023
Time: 5:00 p.m. Eastern Time (4:00 p.m. Central Time)
Dial-In: (800) 715-9871
Conference ID: 8318114
Please join the conference call at least five minutes prior to the start time to ensure you are admitted prior to management’s prepared remarks.

A live broadcast and replay of the audio webcast will be available at https://investor.dzsi.com/
About DZS
DZS Inc. (Nasdaq: DZSI) is a global leader of access, optical and cloud-controlled software defined solutions.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.
Contact
DZS:
Ted Moreau
Vice President, Investor Relations
IR@dzsi.com
Forward-Looking Statements
Statements made in this stockholder letter and the earnings call contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, statements that refer to projections of earnings, revenue, operating expenses, gross profit, costs or other financial items (including non-GAAP measures) in future periods are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. In addition to the factors discussed in this stockholder letter, factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the company’s SEC filings available at www.sec.gov, including without limitation, the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and global economic climate may give rise to, or amplify, many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason.

Non-GAAP Measures
To supplement DZS’s consolidated financial statements presented in accordance with GAAP, DZS reports Adjusted Cost of Revenue, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Operating Income (Loss), Adjusted Net Income (including on a per share basis), EBITDA, and Adjusted EBITDA, which are non-GAAP measures DZS believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of DZS’s past financial performance and prospects for the future. DZS believes these non-GAAP financial measures provide useful information to both management and investors by excluding specific items that DZS believes are not indicative of core operating results. These items share one or more of the following characteristics: they are unusual and DZS does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control. Further, each of these non-GAAP measures of operating performance are used by management, as well as industry analysts, to evaluate operations and operating performance and are widely used in the telecommunications and manufacturing industries. Other companies in the telecommunications and manufacturing industries may calculate these metrics differently than DZS does. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.
DZS defines Adjusted Cost of Revenue as GAAP Cost of Revenue less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core product cost and may or may not be recurring in nature. We believe Adjusted Cost of Revenue provides the investor more accurate information regarding the actual cost of our products and services, excluding the impact of costs of revenue that are not routine components of our core product cost, for better comparability of our costs of revenue between periods and to other companies.
DZS defines Adjusted Gross Margin as GAAP Gross Margin less (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance and may or may not be recurring in nature. We believe Adjusted Gross Margin provides the investor more accurate information regarding our core profit margin on sales, excluding the impact of cost of revenue that are not routine components of our core product cost, for better comparability of gross margin between periods and to other companies.
DZS defines Adjusted Operating Expenses as GAAP operating expenses plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature. We believe Adjusted Operating Expenses provides the investor more accurate information regarding our core operating expenses, which include research and development costs, selling, general and administrative costs, and amortization of intangible assets, excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.

DZS defines Adjusted Operating Income (Loss) as GAAP Operating Income (Loss) plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature. We believe Adjusted Operating Income (Loss) provides the investor more accurate information regarding our core operating Income (Loss), excluding the impact of charges that are not routine components of our core operating expenses, for better comparability between periods and to other companies.
DZS defines Non-GAAP Net Income (Loss) as GAAP Net Income plus or minus (as applicable) (i) depreciation and amortization, (ii) stock-based compensation, (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature, iv) unrealized foreign exchange gains and losses, v) adjusted for a non-GAAP income tax benefit (provision) based on an estimated tax rate applied against forecasted annual non-GAAP income and vi) including the tax effect of non-GAAP adjustments to Adjusted Net Income and Adjusted EPS. The Company determines non-GAAP income taxes by computing an annual rate for the Company and applying that single rate (rather than multiple rates by jurisdiction) to its consolidated quarterly results. The non-GAAP income tax rate for Q1 2023 was 24.9% and for 2022 the rate was 25.6%. The Company expects that this methodology will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. Due to the methodology applied to its estimated annual tax rate, the Company’s estimated tax rate on non-GAAP income will differ from its GAAP tax rate and from its actual tax liabilities. We believe Non-GAAP Net Income (Loss) provides the investor more accurate information regarding our core income, excluding the impact of charges that are not routine components of our core product cost or core operating expenses, for better comparability between periods and to other companies.
DZS defines EBITDA as Net Income (Loss) plus or minus (as applicable) (i) interest expense, net, (ii) income tax provision (benefit), and (iii) depreciation and amortization expense. DZS defines Adjusted EBITDA as EBITDA plus or minus (as applicable) (i) stock-based compensation, (ii) other income and expense and (iii) the impact of material transactions or events that we believe are not indicative of our core operating performance, such as acquisition costs, restructuring and other charges, including termination related benefits, headquarters and facilities relocation, executive transition, and bad debt expense primarily related to a large customer in India, and legal costs related to certain litigation, any of which may or may not be recurring in nature. DZS believes that EBITDA and Adjusted EBITDA are useful measures because they provide supplemental information to assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance, as well as in assessing the sustainable cash-generating ability of the business. In addition, DZS believes these measures are of importance to investors and lenders in assessing the Company’s overall capital structure and its ability to borrow additional funds.

Beginning in the third quarter of 2022, the Company updated its presentation of certain non-GAAP financial measures, including Adjusted EBITDA and Non-GAAP Net Income (Loss).
•The Adjusted EBITDA calculation was revised to exclude the impact of other income and expense which reflects exclusion of transactions that we believe are not indicative of our core operating performance.
•The presentation of Non-GAAP Net Income (Loss) was revised to 1) exclude unrealized foreign exchange gains and losses, 2) apply a non-GAAP income tax benefit (provision) based on an estimated tax rate applied against forecasted annual non-GAAP income and 3) to include the tax effect of non-GAAP adjustments to Adjusted Net Income and Adjusted EPS. Unrealized foreign exchange gains and losses are a non-cash item that are not indicative of our core operating performance and are largely outside of our control. The application of a non-GAAP income tax rate methodology in the determination of Adjusted Net Income and EPS will provide a consistent rate throughout the year and allow investors to better understand the impact of income taxes on its results. The inclusion of the tax impact of the non-GAAP adjustments provides a more accurate after-tax view of Adjusted Net Income and EPS.

Financial Statements
DZS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
($ in thousands, except per share data)

	For the Quarters Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net revenue	$90,812	$100,177	$77,040
Cost of revenue	60,985	70,119	50,215
Gross profit	29,827	30,058	26,825
Operating expenses:
Research and product development	14,851	16,433	11,844
Selling, marketing, general and administrative	24,781	23,418	17,742
Restructuring and other charges	4,152	3,224	436
Amortization of intangible assets	1,271	1,622	294
Total operating expenses	45,055	44,697	30,316
Operating income (loss)	(15,228)	(14,639)	(3,491)
Interest income	31	53	37
Interest expense	(823)	(842)	(127)
Other income (expense), net	728	1,010	(800)
Income (loss) before income taxes	(15,292)	(14,418)	(4,381)
Income tax (benefit) provision	1,843	141	(1,333)
Net income (loss)	$(17,135)	$(14,559)	$(3,048)

Earnings (loss) per share
Basic	$(0.55)	$(0.50)	$(0.11)
Diluted	$(0.55)	$(0.50)	$(0.11)
Weighted average shares outstanding:
Basic	31,045	29,273	27,530
Diluted	31,045	29,273	27,530

Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$(17,135)	$(14,559)	$(3,048)
Interest expense, net	792	789	90
Income tax (benefit) provision	1,843	141	(1,333)
Depreciation and amortization	2,076	2,574	1,081
EBITDA	$(12,424)	$(11,055)	$(3,210)
Stock-based compensation	4,486	5,240	2,671
Acquisition costs	107	417	51
Executive transition	(2)	125	247
Litigation	230	36	-
Amortization of capitalized costs	221	-	-
Bad debt expense, net of recoveries	(23)	(123)	(1,227)
Restructuring and other charges	4,152	3,224	436
Adjusted (Non-GAAP) Amount, previously reported	$(3,253)	$(2,136)	$(1,032)
Other expense (income), net	(728)	(1,010)	800
Adjusted EBITDA	$(3,981)	$(3,146)	$(232)

DZS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
Assets	2023	2022
Current assets
Cash, cash equivalents and restricted cash	$30,867	$38,316
Accounts receivable - trade, net	141,029	153,780
Other receivables	21,518	16,144
Inventories	69,722	78,513
Contract assets	605	576
Prepaid expenses and other current assets	10,689	8,371
Total current assets	274,430	295,700
Property, plant and equipment, net	7,135	9,478
Right-of-use assets from operating leases	11,971	12,606
Goodwill	19,952	19,952
Intangible assets, net	30,422	31,742
Other assets	17,013	15,536
Total assets	$360,923	$385,014
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable - trade	$107,904	$121,225
Short-term debt - bank, trade facilities and secured borrowings	16,746	9,706
Current portion of long-term debt	23,660	24,073
Contract liabilities	19,476	21,777
Operating lease liabilities	4,859	4,834
Accrued and other liabilities	29,615	27,559
Total current liabilities	202,260	209,174
Long-term debt	-	-
Contract liabilities - non-current	6,636	7,864
Operating lease liabilities - non-current	10,499	11,417
Pension liabilities	11,060	11,021
Other long-term liabilities	2,583	2,806
Total liabilities	233,038	242,282
Stockholders’ equity
Common stock	31	30
Additional paid-in capital	276,282	271,884
Accumulated other comprehensive loss	(6,462)	(4,351)
Accumulated deficit	(141,966)	(124,831)
Total stockholders’ equity	127,885	142,732
Total liabilities and stockholders’ equity	$360,923	$385,014

DZS INC. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Results
($ in thousands, except per share data)
The reconciliation of EBITDA and Adjusted EBITDA to net income is included above in the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss). Set forth below are reconciliations of Non-GAAP Cost of Revenue, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Operating Income (Loss), Non-GAAP Net Income (Loss), and Non-GAAP Net Income (Loss) per Diluted Share to GAAP Cost of Revenue, Gross Profit, Operating Expenses, Operating Income (Loss), Net Income (Loss), and Net Income (Loss) per Diluted Share, respectively, which the Company considers to be the most directly comparable U.S. GAAP financial measures.

	Three Months Ended March 31, 2023
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$60,985	$29,827	32.8%	$45,055	$(15,228)	$(17,135)	$(0.55)
Adjustments to GAAP amounts:
Depreciation and amortization	(171)	171	0.2%	(1,905)	2,076	2,076	0.07
Stock-based compensation	(247)	247	0.3%	(4,239)	4,486	4,486	0.15
Acquisition costs				(107)	107	107	-
Restructuring and other charges				(4,152)	4,152	4,152	0.13
Executive transition				2	(2)	(2)	-
Litigation				(230)	230	230	0.01
Amortization of capitalized costs				(221)	221	221	0.01
Bad debt expense, net of recoveries				23	(23)	(23)	-
Adjusted (Non-GAAP) amount, as previously calculated	$60,567	$30,245	33.3%	$34,226	$(3,981)	$(5,888)	$(0.18)
Unrealized foreign exchange (gains) losses						1,397	0.04
Non-GAAP adjustments to tax rate						5,648	0.18
Tax effect on Non-GAAP adjustments						(3,146)	(0.10)
Adjusted (Non-GAAP) amount	$60,567	$30,245	33.3%	$34,226	$(3,981)	$(1,989)	$(0.06)

	Three Months Ended December 31, 2022
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$70,119	$30,058	30.0%	$44,697	$(14,639)	$(14,559)	$(0.50)
Adjustments to GAAP amounts:
Depreciation and amortization	(352)	352	0.4%	(2,222)	2,574	2,574	0.09
Stock-based compensation	(245)	245	0.2%	(4,995)	5,240	5,240	0.18
Acquisition costs				(417)	417	417	0.01
Restructuring and other charges				(3,224)	3,224	3,224	0.11
Executive transition				(125)	125	125	-
Litigation				(36)	36	36	-
Bad debt expense, net of recoveries				123	(123)	(123)	-
Adjusted (Non-GAAP) amount, as previously calculated	$69,522	$30,655	30.6%	$33,801	$(3,146)	$(3,066)	$(0.11)
Unrealized foreign exchange (gains) losses						(839)	(0.03)
Non-GAAP adjustments to tax rate						3,830	0.13
Tax effect on Non-GAAP adjustments						(2,726)	(0.09)
Adjusted (Non-GAAP) amount	$69,522	$30,655	30.6%	$33,801	$(3,146)	$(2,801)	$(0.10)

	Three Months Ended March 31, 2022
	Cost of Revenue	Gross Profit	Gross Margin Percentage	Operating Expenses	Operating Income (Loss)	Net Income (Loss)	Net Income (Loss) per Diluted Share
GAAP amount	$50,215	$26,825	34.8%	$30,316	$(3,491)	$(3,048)	$(0.11)
Adjustments to GAAP amounts:
Depreciation and amortization	(146)	146	0.2%	(935)	1,081	1,081	0.04
Stock-based compensation	(130)	130	0.2%	(2,541)	2,671	2,671	0.09
Acquisition costs				(51)	51	51	-
Restructuring and other charges				(436)	436	436	0.02
Executive transition				(247)	247	247	0.01
Litigation				-	-	-	-
Bad debt expense, net of recoveries				1,227	(1,227)	(1,227)	(0.04)
Adjusted (Non-GAAP) amount, as previously reported	$49,939	$27,101	35.2%	$27,333	$(232)	$211	$0.01
Unrealized foreign exchange (gains) losses						876	0.03
Non-GAAP adjustments to tax rate						(212)	(0.01)
Tax effect on Non-GAAP adjustments						(1,058)	(0.04)
Adjusted (Non-GAAP) amount	$49,939	$27,101	35.2%	$27,333	$(232)	$(183)	$(0.01)

DZS INC. AND SUBSIDIARIES
Unaudited Reconciliation of GAAP to Non-GAAP Guidance
($ in millions)
The reconciliation of Adjusted EBITDA, Adjusted Gross margin and Adjusted Operating expenses to Net income (loss), Gross margin and Operating expenses, respectively, which the Company considers to be the most directly comparable U.S. GAAP measures.

	Q2 2023		Full Year 2023
	Low	High	Low	High
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(9.6)	$(4.0)	$(22.0)	$(16.3)
Interest expense, net	0.9	0.9	3.0	3.0
Income tax (benefit) provision	0.4	0.4	6.2	6.2
Depreciation and amortization	2.1	2.1	8.2	8.2
EBITDA	(6.2)	(0.6)	(4.6)	1.1
Stock-based compensation	4.2	4.2	17.0	17.0
Other income (expense), net	-	-	(0.7)	(0.7)
Acquisition costs	-	-	0.1	0.1
Amortization of Capitalized Costs	0.2	0.2	1.2	1.2
Litigation	-	-	0.2	0.2
Restructuring cost	0.5	0.5	8.3	8.3
Adjusted EBITDA	$(1.3)	$4.3	$21.5	$27.2

Reconciliation of Gross Margin to Adjusted Gross Margin:
GAAP Gross margin	32.6%	34.7%	34.6%	36.7%
COGS Depreciation and amortization	0.4%	0.3%	0.4%	0.3%
Adjusted Gross Margin	33.0%	35.0%	35.0%	37.0%

Reconciliation of Operating Expenses to Adjusted Operating Expenses:
Operating expenses	$35.9	$37.9	$149.5	$154.5
Depreciation and amortization	2.0	2.0	7.7	7.7
Stock-based compensation	4.2	4.2	17.0	17.0
Acquisition costs	-	-	0.1	0.1
Executive transition	-	-	-	-
Headquarters and facilities relocation	-	-	-	-
Amortization of Capitalized Costs	0.2	0.2	1.2	1.2
Litigation	-	-	0.2	0.2
Restructuring cost	0.5	0.5	8.3	8.3
Adjusted Operating Expenses	$29.0	$31.0	$115.0	$120.0

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